Exhibit 99.6

Exhibit 99(a)

Energy Future Intermediate Holding Company LLC. Consolidated

Adjusted EBITDA Reconciliation

	Year Ended December 31, 2009	Year Ended December 31, 2008
	(millions of dollars)

Net income (loss)	$74	$(495)
Income tax expense (benefit)	(93)	(88)
Interest expense and related charges	279	262
Depreciation and amortization	—	—

EBITDA	$260	$(321)

Oncor distributions/dividends (a)	216	1,582
Interest income	(4)	(2)
Equity in (earnings) losses of unconsolidated subsidiary (net of tax)	(256)	323
Other	(1)	2

Adjusted EBITDA per Incurrence Covenant	$215	$1,584
Add back Oncor Holdings adjusted EBITDA (reduced by Oncor Holdings distributions/dividends)	$1,123	$(267)

Adjusted EBITDA per Restricted Payments Covenants	$1,338	$1,317

(a)	2008 amount includes $1.253 billion distribution of net proceeds from the sale of equity interests by Oncor.

39